CODE OF ETHICS
                                   IPS FUNDS


Section A:  Definitions
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1.   "Access person" means any trustee,  officer or advisory person,  as defined below, of the Trust.

2.   "Act" means the Investment Company Act of 1940, as amended.

3.   "Advisor" means IPS Advisory, Inc.

4.   "Advisory person" means

     a. Any employee of the Trust who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding a purchase or sale of a security by any Fund, or

     b. Any employee of the Trust whose functions relate to the making of any recommendations with respect to the purchase or sale of a security by any Fund, or

     c. Any natural person in a control relationship to the Trust who obtains information concerning recommendations with regard to the purchase or sale of a security by any Fund.

5. "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

     Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of the company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person within the meaning of this Code of Ethics. Any such presumption may be rebutted by evidence, in accordance with
     Section 2(a)(9) of the Act.

6.   "Fund" means any series of shares of IPS Funds.

7. "Security" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest

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     or instrument  commonly known as "security," or any certificate of interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing, except that the term "security" shall not include securities issued by the government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

8. "Security held or to be acquired" by any Fund means any security as defined in this Code which, within the most recent fifteen days

     a.   Is or has been held by the Fund, or

     b. Is being or has been considered by the Fund or its Advisor for purchase by the Fund; Provided, however, that a security shall not be deemed to be one which is to be acquired by the Fund or which the Fund is considering buying or selling if such security is reviewed as part of a general industrial survey or other broad monitoring of the securities market.

9.   "Trust" means IPS Funds.

10. A security shall be deemed to be one which a Fund is considering buying or selling when the Fund, any advisory person of the fund, its Advisor, or any advisory person of its Advisor has taken any affirmative action towards the acquisition, purchase or sale of that particular security or the recommendation to do any of the foregoing.

Section B:  Reports
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1.   Every access  person of the Trust shall  report to the Trust the  following information with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security:

     a. The date of the transaction, the title and the number of shares, and the principal amount of each security involved,

     b. The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition),

     c.   The price at which the transaction was effected, and

     d. The name of the broker, dealer or bank with or through whom the transaction was effected.

2. Said report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected.

3. Any access person need not make such a report with respect to transactions effected for any account over which he or she does not have any direct or indirect influence or control.


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